UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/05/2008

American Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

858-676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 5, 2008, American Technology Corporation ("the Company") entered into an amended employment agreement with Elwood G. Norris, the Company's Chairman of the Board and technical advisor. The terms of the amended agreement were recommended by our compensation committee and approved by our Board of Directors and the agreement is effective as of October 16, 2008.

The compensation package for Mr. Norris provides for a base salary of $80,000 per year in a part-time role toward conduct of the Company's business. Mr. Norris continues to be entitled to particpate in and receive benefits under the Company's medical insurance benefit plans, but is no longer eligible for any paid vacation or any automobile benefits.

Mr. Norris' Assignment of Technology agreement, dated March 2, 1992, has also been amended such that Mr. Norris is no longer entitled to the royalty provisions of that agreement.

The term of the agreement is through March 31, 2009 and will be automatically renewed for additional six month periods unless written notice to the contrary is provided not less than 30 days prior to the end of the initial or any renewal terms.

All other terms and conditions remain the same as his prior agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Technology Corporation

Date: November 07, 2008	By:	/s/ Thomas R. Brown
Thomas R. Brown
Chief Executive Officer